Exhibit 5.1

Mehdi Khodadad

(650) 843-5005

mkhodadad@cooley.com

April 10, 2013

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.0001 per share, having an aggregate offering price of up to $30.0 million (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-166366) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus and Prospectus Supplement, your Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Further, we have assumed (i) that no more than 5,747,126 Shares will be sold based on a sale price of $5.22 per share, representing the last reported sale price of the Company’s common stock on the NASDAQ Stock Market on April 9, 2013 and (ii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6. thereof).

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock that the number that remain authorized but unissued.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Sunesis Pharmaceuticals, Inc.

April 10, 2013

Page Two

We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

[Remainder of Page Intentionally Left Blank]

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Sunesis Pharmaceuticals, Inc.

April 10, 2013

Page Three

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about April 10, 2013.

Very truly yours,

COOLEY LLP

By:	/s/ Mehdi Khodadad
Mehdi Khodadad

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM